Exhibit 24(b)(9): Opinion and Consent of Counsel

VOYA LETTERHEAD

LAW DEPARTMENT / PRODUCT FILING UNIT

ONE ORANGE WAY, C2S

WINDSOR, CT  06095-4774

CHRISTOPHER J. MADIN

SENIOR ASSOCIATE COUNSEL

PHONE:  (860) 580-2800  |  EMAIL:  CHRISTOPHER.MADIN@VOYA.COM

April 21, 2016

BY EDGARLINK

U.S. Securities and Exchange Commission

Division of Investment Management

100 F Street, NE

Washington, DC 20549

Re:	Voya Insurance and Annuity Company and its Separate Account B
Post-Effective Amendment No. 69 to Registration Statement on Form N-4
Prospectus Titles: Voya GoldenSelect ESII®, Voya GoldenSelect Opportunities®, Voya GoldenSelect Generations® and Wells Fargo Voya Opportunities
File Nos.: 333-28679 and 811-05626

Ladies and Gentlemen

The undersigned serves as counsel to Voya Insurance and Annuity Company, an Iowa life insurance company (the “Company”). It is my understanding that the Company, as depositor, has registered an indefinite amount of securities under the Securities Act of 1933 as provided in Rule 24f-2 under the Investment Company Act of 1940.

In connection with this opinion, I have reviewed the above-referenced Post-Effective Amendment Statement on Form N-4. This filing describes the Voya GoldenSelect ESII®, Voya GoldenSelect Opportunities®, Voya GoldenSelect Generations® and Wells Fargo Voya Opportunities deferred combination variable and fixed annuity contracts (the “Contracts”) offered by the Company through its Separate Account B (the “Account”). I have also examined, or supervised the examination of, originals or copies, certified or otherwise identified to my satisfaction, of such documents, trust records and other instruments I have deemed necessary or appropriate for the purpose of rendering this opinion. For purposes of such examination, I have assumed the genuineness of all signatures on original documents and the conformity to the original of all copies. On the basis of this examination, it is my opinion that:

1.       The Company is a corporation duly organized and validly existing under the laws of the State of Iowa.

2.       The Account is a separate account of the Company duly created and validly existing pursuant to the laws of the State of Iowa.

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U.S. Securities and Exchange Commission

3.       The Contracts and the interests in the Account to be issued under the Contracts have been duly authorized by the Company.

4.       The assets of the Account will be owned by the Company. Under Iowa law and the provisions of the Contracts, the income, gains and losses, whether or not realized from assets allocated to the Account, must be credited to or charged against such Account, without regard to other income, gains or losses of the Company.

5.       The Contracts provide that assets of the Account may not be charged with liabilities arising out of any other business the Company conducts, except to the extent that assets of the Account exceed its liabilities arising under the Contracts.

6.       The Contracts and the interests in the Account, when issued and delivered in accordance with the Prospectus constituting a part of the Registration Statement and in compliance with applicable local law, will be validly issued and binding obligations of the Company in accordance with their respective terms.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Christopher J. Madin

Christopher J. Madin

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